Exhibit 10.1

August 16, 2006

Mr. William J. Stuart

Dear Bill:

It is a distinct pleasure to offer you the position of Senior Vice President of Finance and Chief Financial Officer with Avici Systems Inc. (the “Company”). In this capacity you will report to me. Your starting bi-weekly base salary will be $10,769.24, which annualized is $280,000. In addition, you will be eligible to participate in the Company’s Executive Incentive Plan at a target of 35% of your annual base pay. The Company will also offer you a sign-on bonus of $60,000.00, payable after 120 days of employment.

In this role, you will be considered an “executive officer” of the Company as that term is used in rules and regulations proscribed by the Securities and Exchange Commission (the “SEC”). Consequently, you will be responsible for compliance with all SEC rules and regulations applicable to executive officers.

At all times during the term of your employment, the Company shall maintain director and officer liability insurance in such amounts and under such terms as approved by the Company’s board of directors. The Company also acknowledges that in your role as Chief Financial Officer, you are deemed an officer of the Company and, accordingly, are entitled to indemnification for your actions undertaken in the scope of your employment with the Company in accordance with, and subject to, the Company’s Certificate of Incorporation.

Subject to the terms and conditions of the Company’s 2000 Stock Option and Incentive Plan, as may be amended from time to time, and subject to approval by the Company’s board of directors, you will be granted an option to purchase 65,000 shares of Avici common stock with an exercise price per share equal to 15% above the closing price of the common stock on the date of grant (or, if not a trading day, on the next trading date). The shares covered by this option will vest over four years, with 25% of the shares vesting on the first anniversary of the vesting start date and the remaining shares vesting on a monthly basis at a rate of 2.0833% per month.

Subject to approval by the Company’s board of directors and the terms and conditions set forth in a Restricted Stock Agreement to be executed by the Company and you, you will also receive a grant, in the form of restricted stock, of 35,000 shares of the Company’s common stock. The purchase price for these shares of restricted stock will be an amount equal to $0.01 per share, for an aggregate purchase price of $350 and are subject to the vesting schedule as set forth in the applicable restricted stock agreement.

You will be covered for 12 months of severance pay and benefits under the terms of the attached severance agreement.

The Company strives to offer a competitive employee benefit program. Your participation in this program will be subject to the standard eligibility requirements for all Company employees. The Company’s benefits are described in the enclosed document titled “Avici’s 2006 Benefits Summary for Full-Time Employees”. The Company offers three medical insurance plans to choose from, Blue Cross/Blue Shield of New England-HMO, Value Plus and Blue Cross/Blue Shield-PPO. Other benefits include Delta Dental plan with orthodontia coverage, a Fidelity 401(k) program, a pre-tax medical and dependent care program, a vision plan, life insurance, supplemental life insurance, short and long-term disability benefits, an Employee Stock Purchase Plan, a legal assistance program, and other optional programs. Avici will provide you vacation (20 days per year, which will accrue monthly) and holidays (10 days plus 1 floater). Please note that the Company reserves the right to change, modify or discontinue any of its current benefits plans, providers and policies in the future.

In accordance with federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please bring proper documentation on your first day of work. This can be a U.S. Passport or a driver’s license and birth certificate or social security card.

Please confirm your acceptance of this employment offer by signing one copy of this letter, which will indicate your acceptance of our offer as well as your anticipated start date, and return it to me. If you wish to fax a copy to me, please send it directly to the Human Resources office at 978-964-2650.

Please understand that this offer does not constitute a contract of employment for any particular period or a guarantee of continued employment. Our relationship is one of voluntary, “at will” employment. While we hope our relationship will be mutually beneficial, it should be recognized that you will retain your right to terminate your employment at any time for any reason and that the Company will retain the same right. In accepting this offer, you represent that you have not relied upon any agreements or representations, written or oral, express or implied, with respect to your employment that are not expressly set forth in this letter.

Employment with Avici is subject to your signing the Company’s Invention, Non-disclosure and Non-Compete Agreement. Note that this agreement is enclosed for your review prior to accepting this offer.

This offer expires as of the close of business on Friday, August 18, 2006. This offer supercedes all prior offers, both verbal and written.

Bill, I am very pleased by the prospect of you joining the Avici team and I am sure that you will play an important role in the future success of the Company.

Sincerely,

William Leighton

President and CEO

Avici Systems Inc.

I have carefully reviewed this offer of employment and agree that it sets forth the entire understanding between the Company and me. I also understand that my employment at the Company is “at-will” which means that either the Company or I can terminate the employment relationship at any time, either with or without cause or notice.

Accepted by:	Date:
Start Date:

Enclosures:	2006 Benefits Summary for Full-Time Employees
Invention, Non-disclosure and Non-Compete Agreement
I-9 Form
BC/BS HMO and PPO Plan Descriptions
Delta Dental Plan Description
2000 Stock Option and Incentive Plan
2000 ESPP Plan